Exhibit 99

            Dillard's Launches New Tranquility Department

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 19, 2007--Dillard's, Inc. (NYSE:DDS) ("Dillard's") announced today the launch of our new
Tranquility department ("Tranquility"), which features yoga-inspired multipurpose activewear supporting the multi-faceted, busy lifestyle of our female Dillard's customer.

    We recognize that our customer is living an eventful and exciting life - often juggling a plethora of household responsibilities, careers, children's extracurricular activities, demanding social calendars and exercise classes. Dillard's is responding to make her life easier with Tranquility. This new effort provides her with apparel choices that are not only functional for the gym, but also fashionable and versatile enough to take her through her busy daily routine.

    Dillard's President Alex Dillard stated, "The launch of
Tranquility is a perfect example of how we are responding to the changing needs of our customer with fashions supportive of her active lifestyle and reflective of her contemporary attitude."

    Inspired by the surge in popularity of yoga, Pilates and other such athletic genres, Tranquility features six amazing active apparel lines known for their style, comfort and function and is currently found in 25 Dillard's locations. Selections from Tranquility are also available online at www.dillards.com. We expect to expand the department to 100 stores for the upcoming Spring 2008 season and into additional locations for Fall 2008.* Tranquility is just one more way Dillard's is working to be The Style of Your Life.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    *Forward looking statement - The statement that Dillard's expects to extend the Tranquility department to 100 stores for the Spring 2008 and into additional locations for Fall 2008 is a forward-looking statement within the definition of federal securities laws. This statement represents the views of management at the time of this release, is based upon current information available and is not a guarantee of future performance or results. Actual results may vary due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, disruption in the supply chain from which the company obtains merchandise for the department, changes in consumer demand, changes in consumer confidence, spending levels and economic conditions in the markets in which the departments are planned and lower than anticipated customer response to this merchandising effort. Dillard's disclaims any obligation to update or revise these forward-looking statements based on the occurrence of future events or the receipt of new information.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations